                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)


This document sets forth the administrative procedures that will be followed by Sun Life Assurance Company of Canada (U.S.) (the "Company," or "we"), in connection with the issuance of a Flexible Premium Variable Universal Life Insurance Policy/Certificate, (the "Policy/Certificate"), the transfer of assets held thereunder, and the redemption by Owners of their interests in such Policy.

I.    PROCEDURES RELATING TO ISSUANCE AND PURCHASE OF POLICIES

A.    APPLICATION, UNDERWRITING AND INITIAL PREMIUM PROCESSING

To purchase a Policy/Certificate, an application must be submitted to our Principal Office so that we may follow certain underwriting procedures designed to determine the insurability of the proposed Insured. We offer the Policy/Certificate on a regular (medical) underwriting basis and may require medical examinations and further information before the proposed application is approved. Proposed Insureds must be acceptable risks based on our underwriting limits and standards. A Policy/Certificate cannot be issued until the underwriting process has been completed to our satisfaction and we reserve the right to reject an application that does not meet our underwriting requirements or to "rate" an insured as a substandard risk, which will result in the charging of increased Monthly Cost of Insurance charges and/or flat extra charges.

The applicant must specify certain information in the application including the Specified Face Amount, the death benefit option and supplemental benefits.

The Specified Face Amount must not be below the Minimum Specified Face Amount, which is $100,000.

The Policy/Certificate must satisfy the Guideline Premium compliance test in order to qualify as life insurance under section 7702 of the Internal Revenue Code. Under the Guideline Premium compliance test the premiums paid may not exceed the guideline premiums specified by section 7702 of the Internal Revenue Code. In addition, the Policy/Certificate's death benefit may not be less than the Account Value multiplied by the applicable Death Benefit Percentage specified by section 7702 of the Internal Revenue Code.

The Policy/Certificate provides the following two death benefit options:

Option A - Specified Face Amount. The death benefit is the greater of the Specified Face Amount or the Account Value multiplied by the applicable Death Benefit Percentage.

Option B - Specified Face Amount plus Account Value. The death benefit is the greater of the Specified Face Amount plus the Account Value, or the Account Value multiplied by the applicable Death Benefit Percentage.


                                        1                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

Prior to the Policy/Certificate Date, any payments received are not premiums for the policy and will be held in the Company's General Account. The Company may offer a Temporary Insurance Agreement to the owner on the life of the Insured subject to our conditions and limitations. The Temporary Insurance Agreement provides coverage up to 90 days. However, this coverage will not extend beyond the effective date of the Policy/Certificate if earlier than the end of the 90-day period. Coverage will not exceed the lesser of the Specified Face Amount being applied for and $2,000,000. If the Temporary Insurance Agreement terminates prior to the issuance of the Policy/Certificate the total amount of the advance payment will be refunded. Upon approval of the application, the Policy/Certificate on the life of the Insured will be issued. The initial premium is due and payable as of the Issue Date. If a Temporary Insurance Agreement is in effect when the Policy/Certificate is issued, any such advance payment will be credited toward the initial premium for the Policy/Certificate that has been issued. The effective date of coverage for the Policy/Certificate will be the date the initial premium is received at our Principal Office. If an application is not approved, any advance payment received for a Temporary Insurance Agreement will be returned promptly.

During the Right of Return period for a Policy/Certificate, the Company will allocate the net premiums received to the money market fund or the fixed account investment option. Upon expiration of this period, the account value, as so allocated, will be transferred, as applicable to the sub-accounts of the variable account and to the Fixed Account in accordance with the Owner's allocation instructions.

The Company's customary practice is to mail Policies/Certificates directly to the sales office that submitted the case, for delivery by the sales representative to the Owner. For cases where a payment is submitted at the time of application, the Company has established an administrative procedure for purposes of calculating the Free Look ("Right of Return") period for a Policy/Certificate. That administrative procedure adds 5 days to the date when the Company mails the Policy/Certificate to the sales office. This date is used to mark the start of the Right of Return period as defined by applicable state insurance law. At the expiration of that period, the Company will automatically transfer the account value into the sub-accounts designated by the Owner, without any action being required of the Owner. A similar procedure is in place for cases where no payment is submitted at the time of application, but the first premium is paid at the point of Policy/Certificate delivery. In these cases, the date used to mark the start of the Right of Return period is the date the premium is received by the Company at its Principal Office and applied to the Policy/Certificate.

B.    PREMIUM PAYMENTS

The initial premium is an amount specified for each Policy/Certificate based on the requested Specified Face Amount, issue age, sex, and class of the Insured, and any supplemental benefits requested. Coverage under the Policy/Certificate does not exist until we have received the initial premium at the Company's Principal Office. The initial premium for the Policy/Certificate will not be the same for all owners of Policies/Certificates.


                                        2                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

All premium payments are payable to the Company, at our Principal Office. The Owner is not required to make premium payments according to a fixed schedule, but may select a planned periodic premium amount and corresponding billing period, subject to our Premium limits. The billing period must be annual, semi-annual, quarterly or by pre-authorized check on a monthly basis. We will send a billing notice for the annual, semi-annual and quarterly planned periodic premium at the beginning of each billing period. However, the Owner is not required to pay the planned periodic premium; he or she may increase or decrease premium payments, subject to our limits, and may skip a planned premium payment or make unscheduled payments. If premium payments are being made by pre-authorized check, skipping payments may result in a billing period change to quarterly. The Owner may change the planned premium amount or billing period, subject to our approval. The payment of a planned periodic premium may not be sufficient to keep the Policy/Certificate in force, and the Owner may need to change the planned periodic premium payment amount and/or the corresponding billing period or make additional payments in order to prevent termination of the Policy/Certificate.

The Company reserves the right to limit the number of premium payments we accept on an annual basis on each Policy/Certificate. No premium payment may be less than $50 without our consent, although we will accept a smaller premium payment if it is necessary to keep a Policy/Certificate in force. We reserve the right not to accept a premium payment that causes the death benefit to increase by an amount that exceeds the premium received. Evidence of the Insured's insurability satisfactory to us may be required before we accept such a premium.

The Company will not accept premium payments, which would cause the Policy/Certificate to fail to qualify as life insurance under section 7702 of the Internal Revenue Code, or any successor provision. The maximum premium limit for each Policy/Certificate Year is the largest premium that can be paid such that the sum of all premiums paid will not exceed the guideline premium limitations of section 7702 of the Internal Revenue Code, or any successor provision. If a premium is made in excess of these limits, we will accept only that portion of the premium within those limits, and will refund the remainder. The portion accepted will be applied in accordance with the allocation percentages.

A Policy/Certificate will remain in force as long as the Cash Surrender Value is sufficient to cover the Policy/Certificate deductions. However, during the no-lapse guarantee period specified in the Policy/Certificate, the Policy/Certificate will remain in force if the sum of premiums paid less any partial surrender less the policy debt is equal or greater than the cumulative minimum monthly premiums. Thus, the amount of a premium, if any, that must be paid to keep the Policy/Certificate in force depends upon the Cash Surrender Account Value of the Policy/Certificate and the Minimum Monthly Premium applicable to each Policy/Certificate month of the Policy/Certificate. The Account Value, and therefore the Cash Surrender Value, depends on such factors as the premiums paid, the investment experience of the sub-accounts, the interest rate credited to the Fixed Account, the monthly cost of insurance, the monthly expense charge and the monthly mortality and expense risk


                                        3                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

charge. The rate utilized in computing the cost of insurance will not be the same for each Insured. The reason for this is that the principle of pooling and distribution of mortality risks is based on the assumption that each Insured incurs an insurance rate commensurate with his or her mortality risk which is actuarially determined based on such factors as issue age, attained age, sex, and risk class. Accordingly, while not all Insureds will be subject to the same cost of insurance rate, there will be a single rate for all Insureds in a given actuarial category.

No monthly deductions will be made after Attained Age 100.

Current cost of insurance rates will be determined by the Company based upon expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. The costs of insurance rates are guaranteed not to exceed rates based on the 1980 CSO Mortality Tables as specified in the Policy/Certificate. The Policies/Certificates will be offered and sold pursuant to established standards in accordance with state insurance laws.

The interest rate credited to the Fixed Account Value is guaranteed to be 3.00% annual effective rate. Interest in excess of the guaranteed rate may be applied in the calculation of the Fixed Account Value at such increased rates and in such manner as we may determine, based on our expectations of future interest, mortality costs, persistency, expenses and taxes.

II.   REDEMPTION PROCEDURES: SURRENDER AND RELATED TRANSACTIONS

Set forth below is a summary of the principal Policy/Certificate provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a redemption transaction. The summary shows that because of the insurance nature of the Policies/Certificates, the procedures involved necessarily differ in certain significant respects from the redemption procedures for mutual funds and contractual plans.

A.    SURRENDERS AND PARTIAL WITHDRAWALS

The Owner may surrender the Policy/Certificate for the Cash Surrender Value at any time by sending a written request, in a form satisfactory to us, to our Principal Office. The amount available for surrender is the Cash Surrender Value at the end of the valuation period during which the surrender request is received in our Principal Office. The Cash Surrender Value is the Account Value, decreased by any Surrender Charges, and decreased by any Policy/ Certificate Debt. Coverage under a Policy/Certificate terminates as of the date of surrender.

The Owner may make a Partial Withdrawal of the Policy/Certificate once each Policy/Certificate Year after the first Policy/Certificate Year. The maximum Partial Withdrawal in the first 10 Policy/Certificate Years is 20% of the Cash Surrender Value, and after year 10 it is the amount of the Cash Surrender Value. The minimum Partial Withdrawal is $500. The Specified Face Amount will be reduced to the extent necessary so that the death benefit less the Account Value immediately after the Partial Withdrawal does not exceed the death benefit less the Account Value immediately before the Partial Withdrawal. The


                                        4                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

Specified Face Amount remaining in force after a Partial Withdrawal must not be lower than the Minimum Specified Face Amount which is generally $100,000.

The Owner may allocate the Partial Withdrawal amount to the Sub-Accounts of the Variable Account and the Fixed Account. If the allocation is not specified, then the Partial Withdrawal will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account in excess of the Policy/Certificate Debt bear to the Account Value in excess of the Policy/Certificate Debt.

Amounts payable from the Variable Account upon a Surrender or Partial Withdrawal will ordinarily be paid within seven days of receipt of a written request in a form satisfactory to us, at our Principal Office, and any additional requirements deemed necessary by the state and federal governments.

B.    CHANGES IN SPECIFIED FACE AMOUNT

The Owner may change the Specified Face Amount. An increase in the Specified Face Amount may be made after the first Policy/Certificate Anniversary. A decrease may be made after the fourth Policy/Certificate Anniversary. The Owner must send a written request in a form satisfactory to us, for a change to our Principal Office. The effective date of coverage for changes in Specified Face Amount is:

         - For any increase in coverage, the next policy anniversary following the date we approve the supplemental application for such increase, and
         - For any decrease in coverage, the Monthly Anniversary Day that falls on or next follows the date we receive the request.

The Specified Face Amount may not be decreased to less than the Minimum Specified Face Amount, which is $100,000 and is specified in the Policy. A decrease in the Specified Face Amount will cause a Partial Surrender Charge to be deducted from the Account Value. A decrease in the Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

         -   First, to the most recent increase;
         - Second, to the next most recent increase in reverse chronological order; and
         -   Finally, to the initial Specified Face Amount.

An increase in the Specified Face Amount is subject to our underwriting rules in effect at the time of the increase. The Owner may be required to submit evidence of the Insured's insurability satisfactory to us.


                                        5                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

C.    CHANGES IN DEATH BENEFIT OPTION

After the end of the first Policy/Certificate Year the Owner may change the Death Benefit Option on the Policy/Certificate. Requests for a change in Death Benefit Option must be made in writing, in a form satisfactory to us, and submitted to our Principal Office. Changes in the Death Benefit Option are subject to our underwriting rules in effect at the time of the change. The effective date of the change will be the Policy/Certificate Anniversary on or next following the date of receipt of the request.

If the Death Benefit Option change is from Option A to Option B, the Specified Face Amount will be reduced by the Account Value. If the Death Benefit Option change is from Option B to Option A, the Specified Face Amount will be increased by the Account Value. In both cases, the amount of the Death Benefit at the time of change will not be altered, but the change in Death Benefit Option will affect the amount of the Death Benefit from that point on.

D.    DEATH CLAIMS

While the Policy/Certificate remains in force the Company ordinarily will pay a death benefit to the named beneficiary of record, subject to the rights of any assignment, in accordance with the designated Death Benefit Option within seven days after receipt in its Principal Office of due proof of death of the Insured. Payment of death benefits may be postponed under certain circumstances. By example, an investigation may be warranted to verify the validity of the claim, to resolve unclear beneficiary arrangements, or to investigate a death occurring during the contestability period. Also, the New York Stock Exchange being closed for reasons other than customary weekend and holiday closings may impact the ability to pay a death benefit within seven days.

Unless otherwise specified, the proceeds will be divided equally among all primary Beneficiaries who survive the Insured. If no primary Beneficiary survives the Insured, then the proceeds will be divided equally among all contingent Beneficiaries. If no Beneficiary (primary or contingent) is living, then the proceeds will be paid to the Insured's estate.

The amount of the death benefit is determined at the end of the valuation period, on the date of the death of the Insured. The amount of the death benefit will never be less than the Specified Face Amount of the Policy/Certificate. The Policy/Certificate Proceeds, paid to the Beneficiary, equal the death benefit decreased by any Policy/Certificate Debt.


                                        6                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

E.    POLICY/CERTIFICATE LOANS

The Owner may request a Policy/Certificate loan of up to 90% of the Cash Value less any outstanding debt on the date the Policy/Certificate loan is made. Any amount due to an Owner under a loan ordinarily will be paid within seven days after the Company receives a written request in a form satisfactory to us, at our Principal Office, although payments may be delayed or postponed under some circumstances.

The Owner may allocate the Policy/Certificate loan among the Sub-Accounts and the Fixed Account Value. If the Owner does not specify the allocation, then the Policy/Certificate loan shall be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy/Certificate Loan bear to the Account Value in excess of the Policy/Certificate loan. The Policy/Certificate loan amounts allocated to the sub-accounts will be transferred to the Fixed Account.

The outstanding loan amounts will earn interest at an annual rate of 3.00%. Interest on the Policy/Certificate loan will accrue daily at the Policy/Certificate loan interest rate of 4.00% annually in Policy/Certificate years one through 15 and 3.50% annually thereafter. This interest shall be due and payable to us in arrears on each Policy/Certificate Anniversary. Any unpaid interest will be added to the principal loan amount as an additional Policy/Certificate loan and will bear interest in the same manner as the prior Policy/Certificate loan.

All funds we receive from the Owner will be credited to the Policy/Certificate as Premium unless we have received written notice, in a form satisfactory to us, at our Principal Office, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy/Certificate loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy/Certificate loan at any time.

III.  TRANSFERS

Subject to the Company's rules as they may exist from time to time and to any limits that may be imposed by the Funds, including those set forth in the Policy/Certificate, the Owner may at any time transfer to another sub-account all or a portion of the Account Value allocated to a sub-account. The Owner may also transfer amounts to or from the Fixed Account. Transfers from the Fixed Account are limited to 25% of the Fixed Account value or $5000, whichever is greater.

All requests for transfers must be made to our Principal Office. The Company will make transfers pursuant to a valid request, made in writing or by telephone, received at our Principal Office. Telephone requests will be honored only if the Company has a properly completed and signed telephone authorization form for the Owner on file. The Company and its agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. The Company will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures followed for transactions initiated by telephone include requirements that the Owner (or Owner-authorized party) identify


                                        7                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

himself or herself by name and identify a personal identification number. For additional protection, all changes in allocation percentages by telephone may be recorded.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the sub-account's value from which the transfer will be made. If a transfer is based on a specified percentage of the sub-account's value that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the sub-account's at the end of the valuation period during which the request was made.

These transfer privileges are subject to the Company's consent. The Company reserves the right to impose limitations on transfers, including but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a sub-account following a transfer from that sub-account. In addition, transfer privileges are subject to any restrictions that may be imposed by the Funds.

IV.   REFUNDS

A.    RIGHT OF RETURN PERIOD

The Policy/Certificate has a "Right of Return" provision which gives certain cancellation rights. If the Owner is not satisfied with the Policy/Certificate, it may be returned by delivering or mailing it to our Principal Office within 10 days from the date of receipt ("Right of Return Period.") A longer period applies in some states.

A Policy/Certificate returned under this provision will be deemed void. The Owner will receive a refund equal to the sum of all premium payments made, with no adjustment for investment experience, if required by applicable state law; otherwise, the refund will equal the sum of:

         (1) The difference between any premium payments made, including fees and charges, and the total of amounts allocated to the Variable Account,
         (2) The value of the amounts allocated to the Variable Account on the date the cancellation request is received by the Company or its sales representative from whom the Policy was purchased; less
         (3) Any fees or charges imposed on amounts allocated to the Variable Account.

The Company has established a customary practice to calculate the Right of Return period, as described in Section I.A. "Application, Underwriting and Initial Premium Processing," above.


                                        8                    April 2000

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                        DESCRIPTION OF ISSUANCE, TRANSFER
                          AND REDEMPTION PROCEDURES FOR
                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                       Pursuant to Rule *6e-3(T) (b) (iii)

B.    SUICIDE

In most states, if the Insured, whether sane or insane, commits suicide within two years after the Issue date, the Company will not pay any part of the Policy/Certificate Proceeds. The Company's obligation will be limited to the refund of the premiums paid, less the amount of any Policy Debt and any Partial Surrenders.

C.    INCONTESTABILITY CLAUSE

All statements made in the Application or in a supplemental application are representations and not warranties. The Company will rely on these statements when approving the issuance, increase in Specified Face Amount, increase in Death Benefit over Premium paid, or change in Death Benefit Option of the Policy/Certificate. The Company in defense of a claim can use no statement unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy/Certificate has been in force during the lifetime of the Insured for a period of two years from its Issue Date, the Company cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision. However, any increase in the face amount, which is effective after the Issue Date, will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increases in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase.

D.    MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured is stated incorrectly in the Application, the amounts payable by the Company will be adjusted as follows:

         - Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct Age or Sex of the Insured.
          - Misstatement discovered prior to death: The Account Value will be recalculated from the Policy Effective Date using the Monthly Cost of Insurance Rates based on the correct Age or Sex of the Insured.


                                        9                    April 2000